Exhibit 10.29

LEASE AGREEMENT WITH OPTION TO PURCHASE

THIS AMENDED AND RESTATED LEASE AGREEMENT, made and entered into this 26th day of April, 2005, and effective as of July 1, 2006, by and between the OHIO COUNTY DEVELOPMENT AUTHORITY, a West Virginia public corporation, hereinafter referred to as “Lessor” and CABELA’S WHOLESALE, INC., a Nebraska corporation, hereinafter referred to as “Lessee.”

RECITALS:

WHEREAS, Lessor and Lessee made and entered into a lease agreement with option to purchase on the 5th day of February, 2004; and

WHEREAS, Lessor and Lessee have amended the terms of their prior lease agreement by this Amended and Restated Lease Agreement; and

WHEREAS, Lessor is the owner of a parcel of land consisting of approximately 60 acres, together with an approximately 1,165,000 square foot distribution center and other improvements and equipment located thereon and therein situate in the Fort Henry Business and Industrial Centre in Ohio County, West Virginia, which parcel is more particularly described on Exhibit A and shown on Exhibit B, both of which are attached hereto and by reference made a part hereof and which parcel and all improvements and equipment thereon and therein are hereinafter collectively referred to as the “Leased Premises”; and

WHEREAS, Lessor and Lessee have agreed upon a lease of and an option to purchase the Leased Premises, all as hereinafter provided.

W I T N E S S E T H:

In consideration of the premises and the mutual covenants hereinafter set forth, the parties do hereby agree as follows:

ARTICLE 1

GRANT OF LEASE, USE AND MASTER DECLARATION

1.1 Lessor does hereby DEMISE, LEASE AND LET unto Lessee and Lessee hereby ACCEPTS, LEASES AND LETS from Lessor the Leased Premises, subject to the terms, provisions and conditions herein contained.

1.2 Lessee shall use the Leased Premises as a distribution center for Lessee’s products.

1.3 The parties hereby acknowledge that the Leased Premises are subject to that certain Master Declaration of Operation and Easements, Covenants, Conditions and Restrictions Agreement (the “Declaration”) which is or shall be filed of record against the Leased Premises.

ARTICLE 2 TERM

2.1 The term of this Lease shall be thirty (30) years, commencing on the 1st day of July, 2006, and ending on the 30th day of June, 2036. The parties hereby acknowledge and agree that, notwithstanding the term of the Lease as set forth in the previous sentence, Lessee shall have the right to occupy and use certain portions of the Leased Premises as of the date of this Lease, and all as mutually agreed upon by the parties.

ARTICLE 3

RENT

3.1 Lessee shall pay to Lessor for the Leased Premises during the term hereof an annual rental of One Million Dollars ($1,000,000) in 11 equal monthly payments of Eighty-three Thousand Three Hundred Thirty-four Dollars ($83,334) and a final monthly payment each year of Eighty-three Thousand Three Hundred Twenty-six Dollars ($83,326). All monthly payments are payable in advance on or before the 5th business day of each month. Lessee’s obligation to pay rent for the Leased Premises shall begin as of July 1, 2006, and any use or occupancy of the Leased Premises by Lessee prior to that time shall be provided rent-free by Lessor.

ARTICLE 4

TAXES

4.1 Lessor shall pay all real estate or personal property taxes imposed by any governmental authority (hereinafter collectively called “Taxes”), on the land, building, other improvements and equipment comprising the Leased Premises or Lessee’s leasehold interest in this Lease during the term of this Lease. Taxes imposed upon the Leased Premises for the year in which this Lease terminates, if the option to purchase is exercised, shall be prorated between Lessor and Lessee as of the termination date of this Lease.

4.2 Lessor shall pay all business and occupation taxes or charges imposed by any governmental authority having jurisdiction of the Leased Premises imposed upon the Lessor as a result of the rentals paid to it by the Lessee pursuant to this Lease.

ARTICLE 5

INSURANCE

5.1 Lessee covenants and agrees to provide and to keep in force during the entire term of this Lease:

(a) Comprehensive general liability insurance relating to the Leased Premises with limits of liability of not less than $1,000,000 bodily injury or death involving any one person and limits of not less than $2,000,000 in respect to any one occurrence involving two or more persons, and not less than $1,000,000 with respect to damage to property. Said insurance policy shall be written by a reliable insurance company authorized to do business in the State of West Virginia and acceptable to Lessor, which acceptance will not be unreasonably withheld, delayed or conditioned. Said insurance policy shall be made payable to Lessor. Lessor shall be named as an additional insured on such policy, and Lessee shall provide Lessor with written proof of such coverage prior to July 1, 2004, and thereafter as reasonably requested by Lessor.

(b) Replacement Costs insurance against the perils of fire, lightening, Extended Coverage, vandalism and sprinkler leakage. Such insurance shall apply to all buildings, improvements and equipment located upon or in the Leased Premises. Such insurance shall be for an amount not less than the then full insurable value of the improvements and equipment on and in the Leased Premises, and said insurance policy shall be written by a reliable insurance company authorized to do business in the State of West Virginia and acceptable to Lessor, which acceptance will not be unreasonably withheld, delayed or conditioned. Said insurance policy shall be made payable to Lessor. Lessor shall be named as an additional insured on said policy and evidence of such insurance shall be delivered to Lessor prior to July 1, 2004, and thereafter as reasonably requested by Lessor.

5.2 Lessee shall indemnify and save harmless Lessor for and against any and all claims, losses, cause, damages and expenses arising from injury to person or damage to property while on the Leased Premises which is caused by the sole negligence of Lessee, its agents, contractors or employees; and in the case of any action or proceeding being brought against Lessor by reason of such claim, Lessee on notice from Lessor shall resist and defend such action.

ARTICLE 6

UTILITIES

6.1 During the term of this Lease, Lessee shall contract and pay for all charges for water, gas, sewer, electricity, telephone and all other utilities of every kind and nature as well as janitorial services supplied to the Leased Premises.

ARTICLE 7

MAINTENANCE

7.1 Lessee shall, at its sole cost and expense, repair, maintain and replace all necessary capital improvements to the Leased Premises, which shall include, but not necessarily be limited to, the following: (i) the external construction including the roof, gutters, downspouts; (ii) supply lines for gas, if any, and water, drainage and sewer pipes; (iii) parking areas and sidewalks; (iv) all interior and exterior structural columns, walls and canopies; (v) major components of the sprinkler and heating, ventilation and air conditioning systems; and (vi) entry and exit doors, floors and windows.

7.2 In addition to Lessee’s obligations set forth in 7.1 above, Lessee shall, at its sole cost and expense make all other necessary and routine maintenance and repairs to the Leased Premises, including, without limitation, any service contracts for the sprinkler and heating, ventilation and air conditioning systems entered into by Lessee at its sole discretion, the cleaning of the exterior and interior surfaces of windows in the office building, repairing, maintaining and replacing any and all equipment which is included as part of the Leased Premises, the mowing of grass and mulching of plant beds on the Leased Premises, the removal of snow from sidewalks and parking lots adjacent to the Leased Premises and the repair of all damage to the Leased Premises which is caused by the sole negligence of Lessee and its employees, agents, contractors, visitors, subtenants, successors and assigns.

7.3 If Lessee refuses or neglects to repair and maintain the Leased Premises as required hereunder to the reasonable satisfaction of the Lessor as soon as reasonably possible after written demand, Lessor may make such repair and upon completion thereof, Lessor may add the cost of making such repairs to its rental payments required by this Lease. Lessor shall allow Lessee at least 30 days after the written demand to make such repairs, unless the failure to make such repair sooner would likely cause permanent damage to the Leased Premises or other circumstances set forth in the written demand require such repair to be made sooner.

7.4 Lessor and its representatives may enter the Leased Premises at any reasonable time and, except in circumstances considered by Lessor to constitute an emergency, after providing 24 hours’ notice to Lessee for the purpose of inspecting the Leased Premises and performing any work which the Lessor elects to undertake under the terms of this Lease.

ARTICLE 8

WARRANTY PROSECUTION

8.1 Lessee may, at its own cost and expense, and in its own name or in the name of the Lessor, prosecute any action or proceeding against third parties or take any other action which the Lessee deems reasonably necessary to enforce all warranties, both express and implied, with respect to all materials and workmanship relating to the Leased Premises. In that event, Lessor agrees to cooperate fully with the Lessee, and to take all action necessary to effect the substitution of the Lessee for the Lessor in any such action or proceeding if the Lessee shall so request.

ARTICLE 9

ALTERATIONS TO THE LEASED PREMISES

9.1 Lessee covenants not to permit structural or exterior alterations of or upon any part of the Leased Premises except by and with the written consent of the Lessor, which consent shall not be unreasonably withheld, delayed or conditioned. All alterations and additions to the Leased Premises shall be made in accordance with all applicable laws, codes, ordinances, regulations and covenants and shall remain for the benefit of the Lessor unless otherwise provided in the said written consent above mentioned; and the Lessee further agrees, in the event of making such alterations as herein provided, to indemnify and save harmless the Lessor from all expense, liens, claims or damages to either persons or property or the Leased Premises, arising out of or resulting from the undertaking or making of such alterations or additions. Lessee warrants to Lessor that all such alterations shall in all respects conform to controlling law, including, but not limited to, zoning ordinances, fire codes, building codes and the Americans With Disabilities Act.

ARTICLE 10

SIGNS

10.1 Lessee shall have the right to erect and maintain such outside and inside signs at, in or on the Leased Premises as shall conform to all applicable laws and covenants respecting the Leased Premises.

ARTICLE 11

DESTRUCTION OF PREMISES

11.1 Should the Leased Premises (or any part thereof) be damaged or destroyed by fire or other casualty insured under the standard fire and casualty insurance policy with approved standard extended coverage endorsement applicable to the Leased Premises, Lessor shall, except as otherwise provided herein, repair and/or rebuild the same with reasonable diligence. Lessor’s obligation hereunder shall be limited to the building and other improvements and equipment located upon or in the Leased Premises. Unless this Lease is terminated as hereinafter provided, Lessor shall, at its cost and expense, repair, restore, redecorate and refixture the Leased Premises to at least a condition equal to that existing prior to such damage or destruction.

11.2 The proceeds of any fire or casualty insurance shall be held in escrow in a trust account under the control of Lessor, and shall be disbursed solely to restore the building and improvements and equipment located upon or in the Leased Premises. All plans and specifications for such restoration shall be approved by Lessee, provided, however, that Lessee’s approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary contained in the preceding paragraph or elsewhere in this Lease, Lessee at its option may terminate this Lease on thirty (30) days notice to the Lessor, given within ninety (90) days after the occurrence of any damage or destruction if the Leased Premises be damaged during the last twenty-four (24) months of the term hereof. In the event that Lessee terminates the Lease as provided above, Lessor shall retain the proceeds of all insurance on the Leased Premises.

11.3 Lessor shall be obligated to expend the total amount recovered from the insurance from any repairs, replacements or restoration resulting from any fire or other casualty covered by the insurance but shall not be required to expend any monies in excess of the amount recovered from the insurance.

11.4 In the event that damage shall be so extensive as to render the building untenable for the purposes herein set forth, the rent shall cease until such time as the building shall be rendered tenable by Lessor. In the event that damage shall render part of the building untenable, the rent commencing with the date of the damage, shall be reduced by an amount, mutually agreed upon by the parties, which bears the same ratio to Lessee’s rent prior to such damage as the untenable portion of the building bears to the total building.

ARTICLE 12

EMINENT DOMAIN

12.1 In the event all of the Leased Premises shall be taken or appropriated by public or quasi-public authority, this Lease shall terminate as of the date Lessee shall be deprived of the physical possession thereof and the rent and obligation to pay rent shall terminate as of the same date.

12.2 In the event that less than the whole, but such portion of the Leased Premises shall be taken or appropriated so as to render the use of the Leased Premises unsuitable for Lessee’s needs, as solely determined by Lessee, then in such event, Lessee shall have the option to terminate this Lease as of the date Lessee shall be dispossessed from the part so taken or appropriated, by giving notice to Lessor of such election to terminate not later than thirty (30) days from date of such dispossession and the Lessee’s obligation to pay rent shall terminate as of the same date.

12.3 In the event of a taking or appropriation of any portion of the Leased Premises, if this Lease shall not be terminated as hereinabove provided, this Lease shall continue as to that portion of the Leased Premises which shall not have been appropriated or taken, and Lessor shall, promptly and with due diligence, restore the remainder of the Leased Premises as nearly as practicable to a complete unit of like quality and character as existed just prior to such appropriation. The rent shall, commencing with the date Lessee has been dispossessed of the appropriated portion of the Leased Premises, be reduced by an amount, mutually agreed upon by the parties, which bears the same ratio to Lessee’s rent prior to such appropriation as the appropriated portion of the Leased Premises bears to the total Leased Premises. If Lessor reconstructs the building or other improvements to their original size and character, the rent shall be reinstated upon completion of the construction and Lessee’s commencing to use the Leased Premises as reconstructed, provided that an equitable adjustment is made to reflect the loss of the land taken in said appropriation.

12.4 Nothing herein contained shall deprive Lessee of its right to damages in any condemnation proceeding for the value of its leasehold, fixtures or equipment, or any other proper claim, including but not limited to, removal or relocation expenses.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.1 Lessee may not assign this Lease, nor sublet the Leased Premises, in whole or in part (other than to an Affiliate), without the written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned. Any such assignment or sublease shall not release Lessee from its obligations under this Lease. As used herein, the term “Affiliate” shall mean any person, entity or group of persons or entities which controls Lessee, which Lessee controls or which is under common control with Lessee. Additionally, as used herein, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE 14

CHATTELS AND FIXTURES

14.1 Lessor waives all claims to any chattels, fixtures or equipment affixed to the Leased Premises by Lessee (other than the equipment which constitutes part of the Leased Premises) and Lessee may remove the same at the expiration or termination of this Lease, provided that any injury or defacement of the Leased Premises shall be repaired, and provided further that Lessee is not in default in the payment hereunder.

ARTICLE 15

DEFAULT

15.1 If any rent shall be due and unpaid or if default shall be made in any of the covenants herein contained on the part of Lessee to be kept, performed or observed, and such delinquency or default is not remedied within fifteen (15) days after notice by Lessor to Lessee, or in the case of a default which cannot be remedied within said fifteen (15) days, if Lessee fails to proceed promptly after such notice to remedy the same and thereafter to prosecute, subject to unavoidable delays, the remedying of such default with due diligence, or if a receiver or trustee be appointed for the property of Lessee, then in that event it shall be lawful, at the option of Lessor, for Lessor to re-enter the Leased Premises, with or without process of law, and repossess the same, and Lessee shall vacate the Leased Premises without further notice. Such repossession shall not be held to be a waiver of any other remedy which Lessor may have for recovery of such breach.

15.2 If a default shall be made in any of the covenants herein contained on the part of Lessor to be kept, performed or observed and such default is not remedied within fifteen (15) days after notice by Lessee to Lessor, or in the case of a default which cannot be remedied within said fifteen (15) days, if Lessor fails to proceed promptly after such notice to remedy the same and thereafter to prosecute, subject to unavoidable delays, the remedying of such default with due diligence, then Lessee shall have the option to terminate this Lease, as well as all rights and remedies available at law and equity for such breach.

ARTICLE 16

SURRENDER OF LEASED PREMISES

16.1 Upon any termination of this Lease whether by lapse of time, forfeiture or otherwise, Lessee shall immediately surrender possession of the Leased Premises to Lessor in good and tenable repair, reasonable wear and tear excepted, subject however to the provisions of Article 14 hereof.

16.2 Notwithstanding anything to the contrary contained in this Lease, in the event of a termination of this Lease on other than the last day of the calendar month, the monthly rental shall be prorated accordingly, and any overpayment shall be immediately paid by Lessor to Lessee.

ARTICLE 17

COVENANTS OF LESSOR AND LESSEE

17.1 Lessor represents, warrants and covenants that Lessor has the lawful right and authority to make this Lease and that Lessee, upon paying the rent herein reserved and performing and observing the covenants and conditions herein contained on Lessee’s part to be performed and observed, shall and will peacefully and quietly have, hold and enjoy the Leased Premises for the term of this Lease except as otherwise provided herein.

ARTICLE 18

NOTICES AND PAYMENTS

18.1 Any bill, statement, notice, communication or payment which Lessor or Lessee may desire or be required to give to the other party shall be in writing and shall be sent to the other party by registered or certified mail, return receipt requested, to the following:

To Lessor:	Ohio County Development Authority 1500 Chapline Street 215 City County Building Wheeling, West Virginia 26003 Fax: (304) 234-3827 ATTENTION: Gregory L. Stewart

with a copy to:	Jackson Kelly PLLC 1600 Laidley Tower P.O. Box 553 Charleston, West Virginia 25322 Fax: (304) 340-1080 ATTENTION: Samme L. Gee

To Lessee:	Cabela’s Wholesale, Inc. One Cabela’s Drive Sidney, Nebraska 69160 Fax: (308) 254-4800 ATTENTION: President

with a copy to:	Koley Jessen P.C. One Pacific Place Suite 800 1125 South 103 Street Omaha, Nebraska 68124 Fax: (402) 390-9005 ATTENTION: Mike M. Hupp

or to such other addresses either party shall have designated to the other by like notice, and the time of the rendition of such shall be when the same is deposited in an official United States Post Office, postage prepaid. Notice may be given by a facsimile or equivalent electronic means and shall be effective when sent provided confirmation of transmission is retained as evidence thereof and a copy of the transmission is contemporaneously sent by certified or registered mail as provided herein.

18.2 All payments required under this Lease are to be paid in legal tender and lawful money of the United States or the equivalent.

ARTICLE 19

OPTION TO PURCHASE

19.1 In consideration of the undertaking of the obligations set forth in this Lease by Lessee, Lessor does hereby GRANT to Lessee an option to purchase the Leased Premises for One Dollar ($1.00), pursuant to the following terms and conditions:

(a) Provided Lessee is not in default under the terms of this Lease, it may exercise said right to purchase the Leased Premises by notifying Lessor in writing of said exercise not earlier than the first (1st) month of the thirtieth (30th) year of the term of this Lease and not later than the end of the eighth (8th) month of the thirtieth (30th) year of the term of this Lease.

(b) If Lessee timely exercises Lessee’s option to purchase the Leased Premises, a binding agreement will thereby be created whereby Lessor agrees to sell the Leased Premises to Lessee and Lessee agrees to purchase the Leased Premises from Lessor. The sale shall be completed and all necessary papers executed and delivered on the closing date set forth in the notice of election to exercise the option to purchase, which date shall be no later than the end of the thirtieth (30th) year of the term of this Lease. Lessee shall be entitled to a credit against the purchase price for any prepaid rent for the month in which the closing occurs to be calculated on a pro-rata basis equal to the rent attributable to the portion of the month following the closing. Lessee will pay for examination of title to the Leased Premises, any survey thereof, all costs in connection with any purchase money deed of trust, recording fees for the deed and deed of trust and for state and county transfer taxes thereon. Lessor will pay for preparation of the deed. Lessor will, upon tender of the unpaid balance of the purchase price convey the Leased Premises to Lessee by an apt and proper deed conveying good and marketable fee simple title to the Leased Premises, with covenants of general warranty and free from liens and encumbrances, except for those contained in the deed to the Lessor, customary easements of record or visible on the ground, reasonable reservations, exceptions and restrictive covenants of record and taxes assessed but not yet payable and by a bill of sale and assignment, as appropriate.

ARTICLE 20

MISCELLANEOUS PROVISIONS

20.1 The laws of the State of West Virginia shall govern the validity, performance and enforcement of this Lease.

20.2 The invalidity or unenforceability of any provision of this Lease will not affect or impair any other provision.

20.3 All negotiations, considerations, representations and understandings between the parties are incorporated herein and may be modified or altered only by agreement in writing between the parties.

20.4 Lessee shall have no right to quit the Leased Premises or cancel or rescind this Lease except as said right is expressly granted herein.

20.5 The headings of the several articles contained herein are for convenience only and do not define, limit or construe the contents of such articles.

20.6 This Lease has been negotiated by Lessor and Lessee and this Lease, together with all of the terms and provisions hereof, shall not be deemed to have been prepared by either Lessor or Lessee but by both equally.

20.7 Except as herein otherwise expressly provided, the terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns, respectively, of the Lessor and the Lessee. Each term and each provision of this Lease to be performed by the Lessee shall be construed to be both a covenant and a condition. The reference pertained to successors and assigns of Lessee is not intended to constitute a consent to assignment by Lessee but has reference only to those instances in which Lessor may have given written consent to a particular assignment.

20.8 This Lease and the Exhibits, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Lessor and Lessee concerning the Leased Premises, and there are no covenants, promises, agreements, conditions, inducements or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor or Lessee unless reduced to writing and signed by them.

20.9 This Lease may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

ARTICLE 21

MEMORANDUM OF LEASE

21.1 Neither Lessor nor Lessee shall record this Lease. Lessor and Lessee hereby agree that, upon the request of the other party, each will execute, acknowledge and deliver a short form or memorandum of this Lease in recordable form. Fees for the preparation and recording of any such memorandum of this Lease shall be paid by the party requesting execution of the same. In the event of termination of this Lease, within thirty (30) days after written request from Lessor, Lessee agrees to execute, acknowledge and deliver to Lessor an agreement removing any such memorandum of this Lease from record.

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IN WITNESS WHEREOF, the parties have executed two counterparts hereof each of which shall have the same force and effect as if it were an original, as of the day and year first above written.

OHIO COUNTY DEVELOPMENT AUTHORITY,
a West Virginia public corporation

By:	/s/ David J. Sims
Its:	President

CABELA’S WHOSESALE, INC., a Nebraska corporation

By:	/s/ Dennis Highby
Its:	CEO & President